Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-266390 on Form S-3 and Registration Statement Nos. 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976, 333-161468, 333-174416, 333-174417, 333-179638, 333-183008, 333-193903, 333-210085, 333-212716, 333-224455, 333-224456, 333-232416, 333-239814, 333-253621, 333-262495, 333-273107, 333-273108, 333-277299 and 333-277301 on Form S-8 of our report dated January 31, 2025, relating to the financial statements of Comcast Corporation and the effectiveness of Comcast Corporation's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
January 31, 2025